Exhibit 3.2

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MID-CON ENERGY GP, LLC

(A Delaware Limited Liability Company)

Dated as of

December 20, 2011

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Construction	9

ARTICLE 2	ORGANIZATION	9
2.1	Formation	9
2.2	Name	9
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	9
2.4	Purpose	10
2.5	Foreign Qualification	10
2.6	Term	10
2.7	Powers	10
2.8	No State-Law Partnership; Withdrawal	10
2.9	Title to Company Property	10
2.10	Certain Undertakings Regarding Separateness.	10

ARTICLE 3	MATTERS RELATING TO MEMBERS	11
3.1	Membership Interests	11
3.2	Creation of Additional Membership Interests	11
3.3	No Preemptive Rights.	11
3.4	Liability to Third Parties; Duties and Obligations	12
3.5	Meetings of the Members	12
3.6	Meetings of the Members	12
3.7	Notice of Meetings	12
3.8	Waiver of Notice	12
3.9	Action Without a Meeting	12
3.10	Proxies	13
3.11	Voting by Certain Holders	13
3.12	Denial of Appraisal Rights	13

ARTICLE 4	CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS	13
4.1	Capital Contributions	13
4.2	Loans	13
4.3	Return of Contributions	13
4.4	Fully Paid and Non-Assessable Nature of Membership Interests.	13

ARTICLE 5	DISTRIBUTIONS AND ALLOCATIONS	14
5.1	Distributions	14
5.2	General Application	14
5.3	General Allocations	14
5.4	Special Allocations	15
5.5	Regulatory Allocations	16
5.6	Allocations: Oil and Gas Items	16
5.7	Other Allocation Rules	16
5.8	Tax Allocations	17

ARTICLE 6	MANAGEMENT	18
6.1	Management	18
6.2	Board of Directors	19
6.3	Officers	20
6.4	Compensation of Directors	22
6.5	Indemnification	22
6.6	Exculpation	23
6.7	Amendment and Vesting of Rights	24
6.8	Severability	24
6.9	Other Business Ventures	25
6.10	Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties	25

ARTICLE 7	TAX MATTERS	26

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7.1	Tax Returns and Information	26
7.2	Tax Matters Member	26
7.3	Tax Elections	26

ARTICLE 8	BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	26
8.1	Maintenance of Books	26
8.2	Reports	27
8.3	Bank Accounts	27
8.4	Fiscal Year	27

ARTICLE 9	DISSOLUTION, WINDING-UP AND TERMINATION	27
9.1	Dissolution	27
9.2	Winding-Up and Termination	27
9.3	Allocations and Distributions During Period of Liquidation	28

ARTICLE 10	TRANSFERS	28
10.1	Permitted Transfers	28
10.2	Conditions to Permitted Transfers	28
10.3	Prohibited Transfers	29
10.4	Exit Events	29
10.5	Rights of Unadmitted Assignees	29
10.6	Admission of Substituted Members	30

ARTICLE 11	GENERAL PROVISIONS	30
11.1	Notices	30
11.2	Dispute Resolution	30
11.3	Entire Agreement; Superseding Effect	31
11.4	Effect of Waiver or Consent	32
11.5	Amendment or Restatement	32
11.6	Binding Effect	32
11.7	Governing Law	32
11.8	Jurisdiction	32
11.9	Further Assurances	32
11.10	Offset	32
11.11	Counterparts	32

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MID-CON ENERGY GP, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of MID-CON ENERGY GP, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of December 20, 2011, to be effective upon and at the time of the closing of the MLP IPO (as defined below) (the “Effective Time”), by Charles R. Olmstead (the “Initial Member”), S. Craig George, and Jeffrey R. Olmstead. Such parties shall be referenced individually as a “Member” and collectively as “Members.”

RECITALS

A. The Company was originally formed as a limited liability company pursuant to the Delaware LLC Act by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on July 27, 2011 (the “Original Filing Date”); and

B. Effective as of July 27, 2011, the Initial Member, as the initial sole member of the Company, entered into the Limited Liability Company Agreement of the Company (the “Initial LLC Agreement”) to provide for the regulation and management of the Company; and

C. Upon the closing of the initial public offering of the Common Units of the MLP (the “MLP IPO”), the Initial Member desires to amend the Initial LLC Agreement to provide for, among other things, the issuance of additional limited liability company interests in the Company and the admission of the other Members as additional members of the Company, and to continue the existence of the Company on the terms set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members hereby amend and restate the Initial LLC Agreement in its entirety as follows:

ARTICLE 1.

DEFINITIONS

1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as the same may be amended, modified, supplemented or restated from time to time.

“Allocation Year” means (i) the period commencing on the Effective Time and ending on December 31, 2011, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Income, Net Loss and other items of Company income, gain, loss or deduction pursuant to ARTICLE 5.

“Applicable Law” means (i) any United States federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (ii) any rule or listing requirement of any applicable National Securities Exchange or listing requirement of any National Securities Exchange or SEC-recognized trading market on which securities issued by the MLP are listed or quoted.

“Associate” has the meaning assigned to such term in the MLP Agreement.

“Bankruptcy” means, with respect to any Person, (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Delaware LLC Act.

“Board of Directors” or “Board” has the meaning assigned to such term in Section 6.1.

“Book Item” has the meaning assigned to such term in Section 5.8(a)(i).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York, Oklahoma or Texas shall not be regarded as a Business Day.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be credited (i) the amount of money contributed to the Company by the Member and the Gross Asset Value of any Property contributed to the Company by the Member, (ii) such Member’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Membership Interest pursuant to Section 5.4 or Section 5.5 and (iii) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(b) To each Member’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses which are specially allocated to such Membership Interest pursuant to Section 5.4 or Section 5.5 and (iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company;

(c) In the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations; and

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the Tax Matters Member may make such modification.

“Capital Contribution” has the meaning assigned to such term in Section 4.1(b).

“Certificate of Formation” means the Certificate of Formation of the Company originally filed with the Secretary of State of the State of Delaware on July 27, 2011, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Closing Price” means, in respect of the Common Units, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the Common Units are listed or admitted to trading or, if the Common Units are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to the Common Units, or, if on any such day the Common Units are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Common Units selected by the Company, or if on any such day no market maker is making a market in the Common Units, the fair value of the Common Units on such day as determined by the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time.

“Common Unit” has the meaning assigned to such term in the MLP Agreement.

“Company” has the meaning assigned to such term in the initial paragraph of the Agreement.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Conflicts Committee” has the meaning assigned to such term in the MLP Agreement.

“CPR Rules” has the meaning assigned to such term in Section 11.2(d).

“Current Market Price” means, in respect of the Common Units, as of the date of determination, the average of the daily Closing Prices of the Common Units for the 30 consecutive Trading Days immediately prior to such date.

“Delaware General Corporation Law” has the meaning assigned to the term “General Corporation Law of the State of Delaware” in Title 8 of the Delaware Code, as amended, supplemented or restated and in effect from time to time.

“Delaware LLC Act” means the Delaware Limited Liability Company Act and any successor statute, as amended, supplemented or restated and in effect from time to time.

“Depletable Property” has the meaning set forth in Section 5.6(b) hereof.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to a depreciable or amortizable asset for such Allocation Year for federal income tax purposes, except that (i) with respect to any depreciable or amortizable asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (ii) with respect to any other depreciable or amortizable asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of a depreciable or amortizable asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board. If the Gross Asset Value of a depreciable or amortizable asset is adjusted pursuant to subparagraphs (b) or (d) of the definition of Gross Asset Value during an Allocation Year, following such adjustment, Depreciation shall thereafter be calculated under clause (i) or (ii) immediately above, whichever the case may be, based upon such Gross Asset Value, as so adjusted.

“Depreciation Recapture” has the meaning set forth in Section 5.8(a)(iii) hereof.

“Director” means a member of the Board of Directors appointed as provided in Section 6.2.

“Dispose,” “Disposing” or “Disposition” means, with respect to any asset, any sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation, of Law.

“Dissolution Event” has the meaning assigned to such term in Section 9.1(a).

“Effective Time” has the meaning assigned to such term in the initial paragraph of the Agreement.

“Exit Event” means, with respect to a particular Member, or the Membership Interest owned by a particular Member, any of the following:

(a) if such Member is a natural person, the death of such Member, or an adjudication of mental incapacity of such Member;

(b) if such Member is a revocable trust, the death of the settlor of such trust;

(c) if such Member is a corporation, partnership, limited liability company, or other entity, the dissolution of such Member; or

(d) the Bankruptcy of such Member.

“Exit Price” means, with respect to any Membership Interest subject to an Exit Event, (i) the Current Market Price of the Common Units, calculated as of the date of the Exit Event multiplied by (ii) the sum of all Notional General Partner Units and Common Units owned by the Company, multiplied by (iii) such Member’s ownership percentage of all outstanding Membership Interests.

“Governmental Authority” means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing, including any National Securities Exchange or SEC-recognized trading market on which the securities issued by the MLP are listed or quoted; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any Property contributed by a Member to the Company shall be the gross fair market value of such Property;

(b) The Gross Asset Values of all items of Property shall be adjusted to equal their respective fair market values, as determined by the Board (taking Code Section 7701(g) into account) as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (ii) in connection with the grant of a Membership Interest in the Company (other than a de minimis Membership Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for a Membership Interest in the Company, and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clauses (i) (ii) and (iii) of this paragraph shall be made only if the Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any item of Property distributed to any Member (other than as consideration for a Membership Interest in the Company as described in clause (iii) of subparagraph (b) above) shall be adjusted to equal the fair market value of such Property on the date of distribution, as determined by the Board (taking Code Section 7701(g) into account); and

(d) The Gross Asset Values of each item of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Income” and “Net Loss” or Section 5.4(g) provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Group Member” means a member of the MLP Group.

“Indemnitee” means each of (a) any Person who is or was an Affiliate of the Company, (b) any Person who is or was a member, director, officer, fiduciary or trustee of the Company, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Company or any Affiliate of the Company, or any Affiliate of any such Person, and (d) any Person who is or was serving at the request of the Company or any such Affiliate as a director, manager, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Independent Director” means a Director who meets the independence qualification and experience standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the rules and regulations of the principal National Securities Exchange on which the securities of the MLP are listed.

“Initial LLC Agreement” has the meaning assigned to such term in the Recitals.

“Initial Member” has the meaning assigned to such term in the initial paragraph of the Agreement.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, each in its capacity as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means, with respect to any Member and constituting that Member’s limited liability company interest as defined in the Delaware LLC Act, (i) that Member’s status as a holder of the applicable class of limited liability company interests; (ii) that Member’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company as a holder of the applicable class of limited liability company interests; (iii) all other rights, benefits and privileges enjoyed by that Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of limited liability company interests; and (iv) all obligations, duties and liabilities imposed on that Member (under the Delaware LLC Act, this Agreement or otherwise) in its capacity as a Member holding the applicable class of limited liability company interests; including any obligations to make Capital Contributions. As of the date hereof there is only one class or group of limited liability company interests in the Company.

“MLP” means Mid-Con Energy Partners, LP, a Delaware limited partnership.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, as it may be amended, supplemented or restated from time to time.

“MLP Group” means the MLP and its Subsidiaries treated as a single consolidated entity.

“MLP IPO” has the meaning set forth in the Recitals.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Securities Exchange Act, including the Nasdaq Global Market.

“Net Income” and “Net Loss” means, for each Allocation Year or other period, an amount equal to the Company’s taxable income or loss for such Allocation Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(a) Any income of the Company that is exempt from Federal income tax, and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Property is adjusted pursuant to sub-paragraphs (b) or (c) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation;”

(f) For purposes of determining Net Income and Net Loss, the allocation of depletable basis in, depletion allowances with respect to, and taxable gain or loss from the sale, exchange or other disposition of, the Company’s depletable properties provided for in Code Section 613A(c)(7)(D) shall be disregarded. Instead, Net Income and Net Loss shall be determined by taking into account Simulated Depletion and Simulated Gain or Simulated Loss; and

(g) Any items which are specially allocated pursuant to the provisions of Section 5.4 hereof shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Notice of Dispute” has the meaning assigned to such term in Section 11.2(a).

“Notional General Partner Unit” has the meaning assigned to such term in the MLP Agreement.

“Officers” has the meaning assigned to such term in Section 6.3(a).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) in a form acceptable to the Company.

“Original Filing Date” has the meaning given such term in the Recitals.

“Other Enterprise” includes any other limited liability company, limited partnership, partnership, corporation, joint venture, trust, employee benefit plan or other entity, in which a Person is serving at the request of the Company.

“Permitted Transfer” has the meaning assigned to such term in Section 10.1.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Property” means all real and personal property contributed to or otherwise acquired by the Company and any improvements on such real or personal property, and shall include both tangible and intangible property.

“Recapture Income” means any Depreciation Recapture, any other gain recognized by the Company or any gain required by Section 613(c)(7)(D) of the Code to be computed separately by a Member (but computed without regard to any adjustment required by Code Sections 734 or 743) upon the disposition of any property or asset of the Company that is not capital gain because such gain represents the recapture of deductions previously taken for federal income tax purposes with respect to such property or assets.

“Registration Effective Date” means the date on which the registration statement of Form S-1 filed by the MLP in connection with the MLP IPO was declared effective by the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated and in effect from time to time and any successor to such statute.

“Simulated Basis” means the Gross Asset Value of any oil and gas property (as defined in Code Section 614), as adjusted to reflect (a) additions to basis and (b) the Simulated Depletion allowance.

“Simulated Depletion” means, with respect to a Depletable Property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess of the amount realized from the sale or other disposition of a Depletable Property over the Simulated Basis of such property.

“Simulated Loss” means the excess of the Simulated Basis of a Depletable Property over the amount realized from the sale or other disposition of such property.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such other Person.

“Tax Matters Member” means the Initial Member so long as he is a Member and continues to serve in the capacity as the Tax Matters Member and any successor Tax Matters Member of the Company designated by the Board.

“Trading Day” means, for the purpose of determining the Current Market Price of any Common Units, a day on which the principal National Securities Exchange on which the Common Units are listed or admitted to trading is open for the transaction of business or, if Common Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transfer” when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction by which a Member assigns its Membership Interest to another Person, and includes a sale, assignment, gift, conveyance, encumbrance, hypothecation, grant of security interest or other lien or encumbrance, pledge, mortgage, exchange, or any other disposition by law or otherwise.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Withdraw,” “Withdrawing” and “Withdrawal” means the resignation or retirement of a Member from the Company as a member of the Company. Such terms shall not include any Transfers of Membership Interests (which are governed by ARTICLE 10), even though the Member making a Transfer may cease to be a Member as a result of such Transfer.

1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2.

ORGANIZATION

2.1 Formation. The Company was formed on July 27, 2011 by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and the execution of the Initial LLC Agreement by the Initial Member. The Members ratify the organization and formation of the Company (including the execution, delivery and filing of the Certificate of Formation with the Secretary of State of the State of Delaware by the authorized person named therein) and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Initial LLC Agreement, which shall have no further force or effect. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware LLC Act.

2.2 Name. The name of the Company is and shall continue to be “Mid-Con Energy GP, LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board of Directors may select.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall continue to be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall continue to be The Corporation Trust Company. The principal office of the Company shall continue to be located at 2501 North Harwood Street, Suite 2410, Dallas, Texas 75201, or such other place as the Board of Directors may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors deems necessary or appropriate.

2.4 Purpose. The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the MLP and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the MLP in accordance with the MLP Agreement, (b) engage directly or indirectly in any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (c) engage directly or indirectly in any business activity that is approved by the Members and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware LLC Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to any Subsidiary of the Company.

2.5 Foreign Qualification. Before the Company conducts business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board, the Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct or cease to conduct business.

2.6 Term. The period of existence of the Company commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of the State of Delaware in accordance with Section 9.2(c).

2.7 Powers. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

2.8 No State-Law Partnership; Withdrawal. The Members intend that the Company shall be a limited liability company formed under the Laws of the State of Delaware and shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other party for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise. A Member does not have the right to Withdraw from the Company; provided, however, that a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Member shall be liable to the Company and its Affiliates for all monetary damages suffered by them as a result of such Withdrawal and (b) such Member shall not have any rights under Section 18-604 of the Delaware LLC Act or otherwise to receive any distribution from the Company of the fair value of its Membership Interests. In no event shall the Company have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

2.9 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

2.10 Certain Undertakings Regarding Separateness.

(a) Separateness Generally. The Company shall, and shall cause each Group Member to, conduct their respective businesses and operations separate and apart from those of any other Person, except as provided in this Section 2.10.

(b) Separate Records. The Company shall, and shall cause the MLP to, (i) maintain their respective books and records and their respective accounts separate from those of any other Person, (ii) maintain their respective financial records, which will be used by them in their ordinary course of business, showing their respective assets and liabilities separate and apart from those of any other Person, except their consolidated Subsidiaries, and (iii) file their respective own tax returns separate from those of any other Person, except (A) to the extent that the MLP or the Company (1) is treated as a “disregarded entity” for tax purposes or (2) is not otherwise required to file tax returns under applicable law or (B) as may otherwise be required by applicable law.

(c) Separate Assets. The Company shall not, and shall cause the MLP to not, commingle or pool its funds or other assets with those of any other Person, except its consolidated Subsidiaries, and shall maintain its assets in a manner in which it is not costly or difficult to segregate, ascertain or otherwise identify its assets as separate from those of any other Person.

(d) Separate Name. The Company shall, and shall cause each Group Member to, (i) conduct their respective businesses in their respective own names or in the names of their respective Subsidiaries, (ii) use its or their separate stationery, invoices and checks, (iii) correct any known misunderstanding regarding their respective separate identities as members of the MLP Group from that of any other Person, and (iv) generally hold themselves and the MLP Group out as entities separate from any other Person.

(e) Separate Formalities. The Company shall, and shall cause the MLP to, observe all limited liability company or limited partnership formalities, as the case may be, and other formalities required by its organizational documents, the laws of the jurisdiction of its formation and other applicable laws.

(f) No Effect. Failure by the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities, or restrict or limit the Company from engaging or contracting with any other Person (including any Affiliate) for the provision of services or the purchase or sale of products.

ARTICLE 3.

MATTERS RELATING TO MEMBERS

3.1 Membership Interests. Effective as of the Effective Time, (a) the initial limited liability company interest in the Company held by the Initial Member before the Effective Time shall be converted into a 33 1/3% (thirty three and one-third percent) Membership Interest, and (b) each of the other two Members shall be issued a 33 1/3% (thirty three and one-third percent) Membership Interest and each shall be admitted as a Member of the Company. Exhibit A reflects the Members’ ownership of Membership Interests as of the Effective Time.

3.2 Creation of Additional Membership Interests. Upon unanimous consent of the Members, the Members may cause the Company to issue additional Membership Interests in the Company and additional Persons may be admitted to the Company as Members under this Section 3.2. The terms of admission or issuance may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group of Membership Interests or admission of Members approved as required herein may be reflected in an amendment to this Agreement executed in accordance with Section 11.5 indicating the different rights, powers, and duties thereof. Any such admission is effective only after the new Member has executed and delivered to the Company an instrument containing the notice address of the new Member and the new Member’s ratification of this Agreement and agreement to be bound by it, which instrument may be a counterpart signature page to this Agreement.

3.3 No Preemptive Rights. No Member or other Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions, (b) the issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created, (c) the issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests, (d) the issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests or (e) the issuance or sale of any other securities that may be issued or sold by the Company.

3.4 Liability to Third Parties; Duties and Obligations.

(a) Except as is expressly provided in another separate, written guaranty or other agreement executed by a Member or as required by the Delaware LLC Act, no Member is liable for the Liabilities of the Company, including under a judgment, decree or order of a court, solely by reason of being a Member of the Company. Except as otherwise provided in this Agreement, no Member has the authority or power to act for or on behalf of or bind the Company or to incur any expenditures on behalf of the Company.

(b) The Company and the Members agree that the rights, duties and obligations of the Members in their capacity as members of the Company are only as set forth in this Agreement and, except to the extent this Agreement provides otherwise, under the Delaware LLC Act. Furthermore, to the fullest extent permitted by law, the Members agree that the existence of any rights of a Member, or the exercise or forbearance from exercise of any such rights, shall not create any duties or obligations of the Members in their capacities as members of the Company, nor shall such rights be construed to enlarge or otherwise alter in any manner the duties and obligations of the Members.

(c) In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Delaware LLC Act or Applicable Law.

3.5 Meetings of the Members. Meetings of the Members will not be required to be held at any regular frequency, but, instead, may be called by any Member. All meetings of the Members will be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as is designated by the Member calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Members eligible to attend any meetings may participate in a meeting by means of conference telephone or video equipment or similar communications equipment whereby all participants in the meeting can hear each other, and participation in a meeting in this manner will constitute presence in person at the meeting.

3.6 Quorum; Voting Requirement. Each Member shall have voting rights as to all matters submitted to a vote of the Members. The unanimous consent of all Members entitled to vote is required to approve any matter submitted to a vote of the Members, including without limitation any matter considered pursuant to Sections 3.2, 6.1(b), 6.1(c), 6.1(d), 9.1(a), 9.2(a) and 11.5. The presence of all of the Members, in person or represented by proxy, shall be necessary to constitute a quorum at any meeting of the Members. If less than all of the Members are represented at a meeting, then any Member entitled to vote may adjourn the meeting to a specified date not longer than 90 days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed.

3.7 Notice of Meetings. Notice stating the place, day, hour and the purpose for which the meeting is called will be given, not less than three days nor more than 60 days before the date of the meeting, by or at the direction of the Member calling the meeting, to each Member entitled to vote at such meeting. A voting Member’s attendance at a meeting:

(a) waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

3.8 Waiver of Notice. Whenever any notice is required to be given to any Member under the provisions of this Agreement, a waiver thereof in writing signed by such Member, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice.

3.9 Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Members may be taken without a meeting if consents in writing or by electronic transmission, are signed or transmitted, as applicable, by all Members entitled to vote on such matter. Such consents will have the same force and effect as a vote at a meeting duly held.

3.10 Proxies. At any meeting of the Members, every Member having the right to vote thereat will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years before such meeting.

3.11 Voting by Certain Holders. In the case of a voting Member that is a corporation, its Membership Interest may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a voting Member that is a general or limited partnership, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a voting Member that is another limited liability company, its Membership Interest may be voted, in person or by proxy, by such Person as is designated by the governing agreements of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company. In the case of a voting Member that is a trust, its Membership Interest may be voted by the trustee of such trust.

3.12 Denial of Appraisal Rights. No Member will have any appraisal rights or dissenters’ rights with respect to any merger, consolidation, conversion or dissolution of the Company, any sale of assets by the Company or any amendment to this Agreement, the Members’ rights with respect to such matters being limited to those rights, if any, expressly set forth in this Agreement.

ARTICLE 4.

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1 Capital Contributions.

(a) The Members agree that, as of the Effective Time, the respective amounts of the Capital Contributions of the Members with respect to their Membership Interests are as set forth on Exhibit A. No Member shall be obligated to make any additional Capital Contributions to the Company, except that if the Company makes an additional capital contribution to the MLP in order to maintain the Company’s percentage general partner interest in the MLP, each Member shall be obligated to contribute to the Company their pro rata share of such additional capital contribution based on such Member’s respective ownership percentages of the Membership Interests.

(b) The amount of money and the Gross Asset Value (less the amount of any liabilities of the Member assumed by the Company or that are secured by any Property contributed by such Member to the Company) as of the date of contribution of any Property contributed to the Company by a Member in respect of the issuance of a Membership Interest to such Member shall constitute a “Capital Contribution.” Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

4.2 Loans. If the Company does not have sufficient cash to pay its obligations, with the consent of the Board, any Member may (but shall not be required to) advance all or part of the needed funds for such obligation to or on behalf of the Company. An advance described in this Section 4.2 constitutes a loan from the Member to the Company, may bear interest at a rate not greater than the rate the Company could obtain from third parties, and is not a Capital Contribution.

4.3 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of its Capital Account or Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.4 Fully Paid and Non-Assessable Nature of Membership Interests. All Membership Interests issued pursuant to, and in accordance with, the requirements of this Agreement shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by the Delaware LLC Act.

ARTICLE 5.

DISTRIBUTIONS AND ALLOCATIONS

5.1 Distributions. The Company may retain cash required to provide for the reasonable expenses of the Company as approved by the Board. To the extent any distributions of cash or property are made to the Members, unless otherwise agreed by the Members, all distributions shall be made to the Members pro rata in accordance with such Member’s respective ownership percentage of the Membership Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its Membership Interest if such distribution would violate the Delaware LLC Act or any other Applicable Law.

5.2 General Application. The rules set forth below in this ARTICLE 5 shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss for each Allocation Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each Allocation Year, the special allocations in Section 5.4 hereof shall be made immediately before the general allocations of Section 5.3 hereof

5.3 General Allocations.

(a) Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a Allocation Year shall be allocated among the Persons who were Members during such Allocation Year in a manner that shall, as nearly as possible, cause the Capital Account balance of each Member at the end of such Allocation Year to equal the excess (which may be negative) of:

(i) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Allocation Year, (A) all Company assets, including cash and the amount, if any, without duplication, that all Members would be obligated to contribute to the capital of the Company, were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Allocation Year, (B) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the book values of the assets securing such liability), and (C) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 5.1 hereof over:

(ii) the sum of (A) the amount, if any, without duplication, that such Members would be obligated to contribute to the capital of the Company, (B) such Member’ share of Company Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (C) such Member’s share of Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 5.3(a)(i) hereof.

(b) Loss Limitation. Notwithstanding anything to the contrary contained in this Section 5.3, the amount of items of Company expense and loss allocated pursuant to this Section 5.3 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All such items in excess of the limitation set forth in this Section 5.3(b) shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances, adjusted as provided in sub-paragraphs (a) and (b) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter to the Members pro rata in accordance with their respective ownership percentages of the Membership Interests.

(c) No Deficit Restoration Obligation. Except as otherwise expressly provided in this Agreement, at no time during the term of the Company or upon dissolution and liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or the other Members to restore such negative balance.

5.4 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE 5, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.4(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.4(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE 5 have been tentatively made as if this Section 5.4(c) were not in this Agreement.

(d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.4(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this ARTICLE 5 have been tentatively made as if Section 5.4(c) and this Section 5.4(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members pro rata in accordance with such Member’s respective ownership percentage of the Membership Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.5 Regulatory Allocations. The allocations set forth in Section 5.4(a), Section 5.4(b), Section 5.4(c), Section 5.4(d), Section 5.4(e), Section 5.4(f) and Section 5.4(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.5. Therefore, notwithstanding any other provision of this ARTICLE 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.3. In exercising its discretion under this Section 5.5, the Board shall take into account future Regulatory Allocations under Section 5.4(a) and Section 5.4(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 5.4(e) and Section 5.4(f).

5.6 Allocations: Oil and Gas Items.

(a) Income from the sale of oil or gas production (including, without limitation, the Company’s allocable share of such income from the MLP) shall be allocated as part of Net Income and Net Loss and each Member’s allocable share thereof shall be determined in accordance with Treasury Regulations Section 1.704-1(b)(1)(vii).

(b) Cost or percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is subject to depletion (“Depletable Property”) shall be computed separately by the Members rather than the Company. For purposes of Code Section 613A(c)(7)(D), the Company’s adjusted basis in each Depletable Property (including, without limitation, its allocable share of the adjusted basis in each Depletable Property owned by the MLP) shall be allocated in proportion to each Member’s respective share of the costs and expenses which entered into the Company’s adjusted basis for such Depletable Property. The amount realized on the sale or other disposition of each Depletable Property (including, without limitation, the Company’s allocable share of the amount realized on the sale or other disposition of Depletable Property owned by the MLP) shall be allocated for tax purposes to the Members in the same manner as Simulated Basis, Simulated Gain and Simulated Loss were allocated.

(c) For Capital Account purposes, Simulated Depletion, Simulated Gain and Simulated Loss with respect to each separate Depletable Property shall be allocated as part of Net Income and Net Loss. Each Member shall separately keep records of its share of the adjusted basis in each separate oil and gas property, adjust such share of the adjusted basis for any cost or percentage depletion allowable with respect to such property and use such adjusted basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Each Member hereto agrees to furnish to the Company within 30 days of receipt of written request by the Company, a written statement which contains the amount of that Member’s adjusted basis and depletion deductions with respect to each existing oil and gas property of the Company. In determining depletion deductions for purposes of applying Treasury Regulations §1.613A-3(e)(3)(iii), each Member must treat as actually deducted any amount disallowed and carried over as a result of the 65 percent of income limitation of Code Section 613A(d)(1).

5.7 Other Allocation Rules.

(a) Net Income, Net Loss, and any other items of income, gain, loss, or deduction will be allocated to the Members pursuant to this ARTICLE 5 as of the last day of each Allocation Year; provided that Net Income, Net Loss, and such other items shall also be allocated at such times as the Gross Asset Values of Property are adjusted pursuant to subparagraph (b) of the definition of “Gross Asset Value.”

(b) For purposes of determining the Net Income, Net Loss, or any other items allocable to any period, Net Income, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

5.8 Tax Allocations.

(a) Section 704(b) Allocations.

(i) Subject to Section 5.8(b) hereof, each item of income, gain, loss, or deduction for Federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 5.4 hereof (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 5.3 or Section 5.4 hereof.

(ii) If the Company (or any Member) recognizes Recapture Income in respect of the sale of any Company asset,

(A) the portion of the gain on such sale which is allocated to a Member pursuant to Section 5.3 or Section 5.4 hereof (or recognized by such Member) shall be treated as consisting of a portion of the Recapture Income on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Treasury Regulations Section 1.1245-1; and

(B) if, for federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Code Section 1(h)) and gain treated as ordinary income under Code Section 1250(a) in respect of such sale, the amount treated as Depreciation Recapture under Section 5.8(a)(ii)(A) hereof shall be comprised of a proportionate share of both such types of gain.

(iii) For purposes of Section 5.8(a)(ii) hereof, “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for federal income tax purposes (a) is treated as ordinary income under Code Section 1245; (b) is treated as ordinary income under Code Section 1250; or (c) is “unrecaptured Section 1250 gain” as such term is defined in Code Section 1(h).

(b) Code Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to sub paragraph (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner which shall comply with Code Sections 704(b) and 704(c) and the Treasury Regulations thereunder, The Company shall use the “remedial” method pursuant to Treasury Regulation Section 1.704-3(d) for purposes of making allocations under Section 704(c) of the Code.

(c) Credits. All tax credits shall be allocated among the Members as determined by the Board in its sole and absolute discretion, consistent with Applicable Law.

The tax allocations made pursuant to this Section 5.8 shall be solely for tax purposes and shall not affect any Partner’s Capital Account or share of non-tax allocations or distributions under this Agreement.

ARTICLE 6.

MANAGEMENT

6.1 Management.

(a) Subject to ARTICLE 3 and this ARTICLE 6, all management powers over the business and affairs of the Company, including with respect to the management and control of the MLP (in the Company’s capacity as general partner of the MLP), shall be exclusively vested in a Board of Directors (“Board of Directors” or “Board”) and, subject to the direction of the Board of Directors, the Officers. The Officers and Directors shall each constitute a “manager” of the Company within the meaning of the Delaware LLC Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of having the status of a Member, shall have or attempt to exercise or assert any management power over the business and affairs of the Company or shall have or attempt to exercise or assert actual or apparent authority to enter into contracts on behalf of, or otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors and of the Officers shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. The Officers shall be vested with such powers and duties as are set forth in this ARTICLE 6 and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

(b) Notwithstanding anything herein to the contrary, without obtaining approval of the Members, neither the Board nor the Company shall take any action to cause the MLP to (i) sell all or substantially all of the assets of the MLP Group in one or a series of related transactions, (ii) merge, consolidate, recapitalize or enter into a similar transaction involving the MLP, (iii) dissolve or liquidate the MLP, (iv) make or consent to a general assignment for the benefit of the creditors of the MLP or (v) commence any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the MLP.

(c) Notwithstanding anything herein to the contrary, the Members shall have exclusive authority over the business and affairs of the Company that do not relate to management and control of the MLP. Such matters include, but are not be limited to, (i) the amount and timing of distributions paid by the Company, (ii) the amount and timing of any additional Capital Contribution by the Members to the Company or of any capital contribution by the Company to the MLP, (iii) the issuance of any additional equity interests in the Company or the repurchase by the Company of any equity interests in the Company, (iv) the prosecution, settlement or management of any claim made directly against the Company, including, without limitation, the commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company, (v) the sale, conveyance, transfer or pledge of any asset of the Company, (vi) the amendment, modification or waiver of any rights relating to the assets of the Company, (vii) the entry into any agreement to incur an obligation of the Company, other than an agreement entered into for and on behalf of the MLP for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the MLP or of any of its Affiliates, (viii) the making of, or the consent to, a general assignment for the benefit of the creditors of the Company, (ix) the merger, consolidation, recapitalization or entry into similar transactions involving the Company and (x) the dissolution or liquidation of the Company.

(d) Notwithstanding anything herein to the contrary, the Members shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the MLP (or those exercisable after the Company ceases to be the general partner of the MLP) where (A) the Company makes a determination or takes or declines to take any other action in its individual capacity under the MLP Agreement, as opposed to its capacity as the general partner of the MLP or (B) where the MLP Agreement permits the Company to make a determination or take or decline to take any other action in its discretion or its sole discretion or at its option. For illustrative purposes, a non-exclusive list of provisions with respect to which, in accordance with the terms of the MLP Agreement, the Company would be acting in its individual capacity or is permitted to act in its sole discretion is contained in Exhibit B hereto.

6.2 Board of Directors.

(a) Generally. Subject to Section 6.2(a)(ii) below, the Board of Directors shall consist of not less than five (5) or more than nine (9) natural Persons (each a “Director” and collectively, the “Directors”), unless otherwise fixed from time to time pursuant to a resolution unanimously adopted by the Members. A Director need not be a Member.

(i) Directors. The Members have the right to appoint all of the Directors of the Board. The initial Directors are S. Craig George, Charles R. Olmstead, Jeffrey R. Olmstead, Peter A. Leidel, Cameron O. Smith, Robert W. Barry, and Peter Adamson, III.

(ii) Independent Directors. Unless permitted otherwise pursuant to the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the principal National Securities Exchange on which the securities of the MLP are listed, the Board shall include at least one Independent Director as of the date hereof, at least two Independent Directors within 90 days of the Registration Effective Date and at least three Independent Directors within one year of the Registration Effective Date. Unless permitted otherwise pursuant to the Securities Exchange Act and the rules and regulations of the SEC thereunder and by the principal National Securities Exchange on which the securities of the MLP are listed, the Board shall have at least three Independent Directors. Notwithstanding the foregoing, if at any time there are less than the required number of Independent Directors, the Board shall still have all powers and authority granted to it under this Agreement, but the Members shall endeavor to elect additional Independent Directors as soon as practicable to come into compliance with this Section 6.2(a).

(iii) Chairman. The Board may elect a chairman (the “Chairman”) of the Board. The Chairman of the Board, if elected, shall be a member of the Board and shall preside at all meetings of the Board and, if any, of the partners of the MLP. The Chairman may be designated as executive or non-executive. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the members of the Board. No removal or resignation as Chairman of the Board shall affect such Chairman’s status as a Director. As of the Effective Time, the Chairman of the Board shall be S. Craig George.

(b) Term; Resignation; Vacancies; Removal. Each Director shall hold office until his death or incapacity or until his successor is appointed and qualified or until his earlier resignation or removal. Any Director may resign at any time upon written notice to the Board or to the President. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Members; and any Director so chosen shall hold office until his successor shall be duly appointed and shall qualify, unless sooner displaced. Any Director may be removed, with or without cause, by the unanimous consent of the Members.

(c) Voting; Quorum; Required Vote for Action. Unless otherwise required by the Delaware LLC Act, other Law or the provisions hereof,

(i) each member of the Board of Directors shall have one vote;

(ii) except for matters requiring Special Approval, the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii) except for matters requiring Special Approval, the act of a majority of the members of the Board of Directors present at a meeting duly called in accordance with Section 6.2(d) at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

(d) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days before the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman or a majority of the Directors (or a majority of the members of such committee) upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(e) Committees.

(i) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.

(ii) As of the date hereof, the Board shall have an audit committee comprised of at least three Directors, at least one of which shall be an Independent Director as of the date hereof and at least two of which shall be Independent Directors within 90 days following the Registration Effective Date. As of one year following the Registration Effective Date, the Audit Committee shall be comprised entirely of Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal National Securities Exchange on which a class of securities of the MLP are listed or admitted to trading, as amended from time to time.

(iii) The Board may, from time to time, establish a Conflicts Committee which shall be composed of two or more Directors meeting the requirements under the MLP Agreement. The Conflicts Committee shall function in the manner described in the MLP Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the MLP Agreement, shall not be deemed to be a breach of any fiduciary or other duties owed hereunder, at law, in equity or otherwise by the Board, any Director or any Member to the Company, any Member or any other Person bound by this Agreement.

6.3 Officers.

(a) Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.3, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.3.

(b) Titles and Number. The Officers may be a President, any and all Vice Presidents, the Secretary and any and all Assistant Secretaries, the Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 6.3, including the Chief Executive Officer and Chief Financial Officer described below. There shall be appointed from time to time, in accordance with this Section 6.3, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board may desire. Any Person may hold two or more offices.

(c) Chief Executive Officer and/or President. The Board shall elect one or more individuals to serve as Chief Executive Officer and/or President. In general, each Chief Executive Officer and/or President, subject to the direction and supervision of the Board, shall have general and active management and control of the affairs and business and general supervision of the Company, and the MLP and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of chief executive officer of the Company and such other duties as may be prescribed from time to time by the Board. Each Chief Executive Officer and/or President shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Chairman, or the Vice Chairman, if there is one, or in the event of the Chairman’s inability or refusal to act, a Chief Executive Officer (or in the absence of a Chief Executive Officer, the President) shall perform the duties of the Chairman, and each Chief Executive Officer (or in the absence of a Chief Executive Officer, the President), when so acting, shall have all of the powers of the Chairman.

(d) Chief Financial Officer. The Board shall elect an individual to serve as Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company, the MLP and its subsidiaries. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same and only in such manner as the Board or the appropriate Officer of the Company may from time to time determine. He shall receive and deposit all moneys and other valuables belonging to the MLP in the name and to the credit of the MLP and shall disburse the same and only in such manner as the Board or any Chief Executive Officer may require. He shall render to the Board and any Chief Executive Officer, whenever any of them request it, an account of all his transactions as Chief Financial Officer and of the financial condition of the Company or the MLP and its Subsidiaries, and shall perform such further duties as the Board or any Chief Executive Officer may require. The Chief Financial Officer shall have the same power as a President to execute documents on behalf of the Company.

(e) Vice Presidents. The Board, in its discretion, may elect one or more Vice Presidents. A Vice-President shall exercise such powers and duties as may be assigned to such person as determined by the Board. A Vice-President may be designated as “executive” or “senior” or such other designation as the Board, in its discretion, may elect.

(f) Secretary and Assistant Secretaries. The Board, in its discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, the Members and of the partners of the MLP, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board or a President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.

(g) Treasurer and Assistant Treasurers. The Board, in its discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or the Chief Financial Officer. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company and the MLP. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board or the Chief Financial Officer, shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Chief Financial Officer or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.

(h) Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(i) Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.

(j) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(k) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

6.4 Compensation of Directors. The members of the Board who are not Officers of the Company may, subject to the discretion and approval of the Board, receive compensation as directors and committee members, and members of the Board shall be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the Board or committees thereof.

6.5 Indemnification.

(a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.5, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.5 shall be made only out of assets of the Company, it being agreed that a Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(i) To the fullest extent permitted by Law, expenses (including reasonable legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.5(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company before the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.5.

(ii) The Company shall, to the fullest extent permitted under the Delaware LLC Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(b) The indemnification provided by this Section 6.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(c) The Company may purchase and maintain insurance, on behalf of the members of the Board of Directors, the Officers and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(d) For purposes of this Section 6.5, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by the Indemnitee of such Indemnitee’s duties to the Company also imposes duties on, or otherwise involves services by, the Indemnitee to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to Applicable Law shall constitute “fines” within the meaning of Section 6.5(a); and action taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of such Indemnitee’s duties for a purpose reasonably believed by such Indemnitee to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(e) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(f) The provisions of this Section 6.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(g) No amendment, modification or repeal of this Section 6.5 or any provision hereof shall in any manner terminate, reduce or impair either the right of any past, present or future Indemnitee to be indemnified by the Company or the obligation of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.5 as in effect immediately before such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, before such amendment, modification or repeal, regardless of when such claims may arise or be asserted, provided such Person became an Indemnitee hereunder before such amendment, modification or repeal.

(h) Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct.

(i) THE MEMBERS INTEND THAT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 6.5 WILL APPLY EVEN IF SUCH PROVISIONS HAVE EXCULPATED THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH INDEMNITEE’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

6.6 Exculpation.

(a) To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, no Indemnitee shall be liable for damages or otherwise to the Company, any Member or any of their Affiliates for any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), unless a court of competent jurisdiction has issued a final and non-appealable decision or judgment that such Indemnitee acted in bad faith or was grossly negligent or engaged in willful misconduct or fraud or, in the case of a criminal matter, acted with the knowledge that such Indemnitee’s conduct was unlawful. No Member shall be liable to the Company or any Member for any action taken by any other Member.

(b) An Indemnitee shall incur no liability to the Company or any Member in acting in good faith upon any signature or writing believed by such Indemnitee to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Indemnitee with respect to legal matters. Each Indemnitee may act directly or through such Indemnitee’s agents or attorneys. Each Indemnitee may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Indemnitee, and shall not be liable to the Company or any Member for anything done, suffered or omitted in good faith in reliance upon the advice of any of such Persons. No Indemnitee shall be liable to the Company or any Member for any error of judgment made in good faith by a responsible officer or employee of such Indemnitee or such Indemnitee’s Affiliate. Except as otherwise provided in this Section 6.6, no Indemnitee shall be liable to the Company or any Member for any mistake of fact or judgment by such Indemnitee in conducting the affairs of the Company or otherwise acting in respect of and within the scope of this Agreement.

(c) Except as otherwise provided herein, no Indemnitee shall be liable to the Company or any Member for the return of the Capital Contributions or Capital Account of any Member, and such return shall be made solely from available assets of the Company, if any, and to the fullest extent permitted by law, each Member hereby waives any and all claims that it may have against such Indemnitee in this regard.

(d) The provisions of this Agreement, to the extent that they expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or duty otherwise existing at law or in equity or otherwise, in causing the Company to make a determination or take or decline to take any action, unless another express standard is provided for in this Agreement, an Indemnitee shall act in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware LLC Act or any other law, rule or regulation, or in equity. In order for a determination or other action affecting the Company to be in “good faith” for purposes of this Agreement, an Indemnitee must believe that the determination or other action is in, or not opposed to, the best interests of the Company.

(e) Subject to its obligations and duties as set forth in this ARTICLE 6, the Board of Directors and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s Officers or agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such Officer or agent appointed by the Board of Directors or any committee thereof in good faith.

(f) Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability under this Section 6.6 as in effect immediately before such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, before such amendment, modification or repeal, regardless of when such claims may be asserted.

6.7 Amendment and Vesting of Rights. The rights granted or created hereby will be vested in each Indemnitee as a bargained-for, contractual condition of such Person’s being or serving or having served as a Director, officer or representative of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this ARTICLE 6 may be amended or repealed, no such amendment or repeal will release, terminate or adversely affect the rights of such Person under this ARTICLE 6 with respect to any (a) act taken or the failure to take any act by such Person before such amendment or repeal or (b) action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

6.8 Severability. If any provision of this ARTICLE 6 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this ARTICLE 6 and the application of such provision to other Persons or circumstances will not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable must modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any Member, Director, officer or representative of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this ARTICLE 6 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, penalties, ERISA excise taxes, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company will nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

6.9 Other Business Ventures.

(a) Any Member, Director or Officer shall have the right to engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the businesses engaged in or anticipated to be engaged in by the Company or the MLP, including business interests and activities in direct competition with the business and activities of the Company, the MLP or its Subsidiaries, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law, equity or otherwise to the Company or its Subsidiaries or any Member. Neither the Company, its Subsidiaries nor any Member, Director or Officer will have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

(b) Notwithstanding anything to the contrary in this Agreement, but subject to the terms of any other agreement to which a party is subject, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member, Director or Officer. No Member, Director or Officer who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or its Subsidiaries has any duty to communicate or offer such opportunity to the Company or its Subsidiaries, and such Member, Director or Officer shall not be liable to the Company or any of its Subsidiaries, any other Member or any other Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Member, Director or Officer pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company or its Subsidiaries unless such Member, Director or Officer engages in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Company or its Subsidiaries to such Person.

(c) The Members and their representatives, including the Officers, are not required to devote all of their time or business efforts to the affairs of the Company, but will devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

(d) The foregoing provisions of this Section 6.9 do not, and will not, supersede any employment, confidentiality, noncompetition or other specific agreement that may exist between the Company (or an Affiliate of the Company) and any Member (or an Affiliate of any Member) or Officer.

6.10 Resolution of Conflicts of Interest; Standard of Conduct and Modification of Duties. Any conflicts of interest among the Company, the Members, the Directors, the Officers or any of their respective Affiliates (other than a Group Member) on the one hand, and any Group Member, on the other hand, shall be resolved in accordance with Section 7.9 of the MLP Agreement.

ARTICLE 7.

TAX MATTERS

7.1 Tax Returns and Information.

(a) The Tax Matters Member shall cause to be prepared and timely filed (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company, including making all elections on such tax returns and to provide all Members, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation by such Member of its income tax returns and such Member’s tax information reporting requirements. The Company shall bear the costs of the preparation and filing of its returns.

(b) The Company shall, as soon as reasonably practicable, (a) after the end of each Allocation Year, and promptly following receipt of any required information from the MLP or a Member, send to each Person that was a Member at any time during such Allocation Year, U.S. Internal Revenue Service Form 1065, Schedule K-1 or any successor schedule or form, for such Member, and (b) upon request of any Member (including a Person that was a Member at any time during the Allocation Year to which the request relates), send to such Member such estimates as may be necessary for the purpose of such Member (or its owners) making estimated tax payments for U.S. federal income tax purposes.

(c) The Tax Matters Member shall cause to be prepared and timely filed (for the MLP) all federal, state and local tax returns required to be filed by the MLP.

7.2 Tax Matters Member. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Internal Revenue Code. Without first obtaining the approval of the Board, the Tax Matters Member shall not, with respect to Company tax matters: (i) enter into a settlement agreement with respect to any tax matter which purports to bind Members other than the Tax Matters Member, (ii) intervene in any action pursuant to Code Section 6226(b)(5), (iii) enter into an agreement extending the statute of limitations, or (iv) file a petition pursuant to Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.

7.3 Tax Elections. The Company shall make the election under Section 754 of the Code in accordance with the Treasury Regulations thereunder. Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections under the Code.

ARTICLE 8.

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

8.1 Maintenance of Books.

(a) The Board of Directors shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board of Directors complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board of Directors and any other books and records as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year and (ii) maintained on an accrual basis in accordance with GAAP, consistently applied.

8.2 Reports. With respect to each fiscal year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member, within 90 days after the end of such fiscal year, a profit and loss statement and a statement of cash flows for such fiscal year, a balance sheet and a statement of each Member’s Capital Account as of the end of such fiscal year, together with a report thereon made by a recognized firm of certified public accountants.

8.3 Bank Accounts. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Members or Board of Directors. All withdrawals from any such depository shall be made only as authorized by the Members or Board of Directors and shall be made only by check, wire transfer, debit memorandum or other written instruction.

8.4 Fiscal Year. For financial accounting purposes, the fiscal year of the Company will end on December 31 of each year unless a different year is adopted by the Board of Directors.

ARTICLE 9.

DISSOLUTION, WINDING-UP AND TERMINATION

9.1 Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”):

(i) the decision of the Members;

(ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware LLC Act; and

(iii) at any time there are no Members of the Company, unless the Company is continued in accordance with the Delaware LLC Act or this Agreement.

(b) No other event shall cause a dissolution of the Company.

(c) Upon the occurrence of any event that causes there to be no Members of the Company, to the fullest extent permitted by law, the personal representative of the last remaining Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(d) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

9.2 Winding-Up and Termination.

(a) On the occurrence of a Dissolution Event, the Members shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware LLC Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

(ii) the liquidator may sell any or all Company property (except cash), including to Members (to the extent otherwise permitted by law);

(iii) the liquidator shall discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent conditional or unmatured liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iv) all remaining assets of the Company (including cash) shall be distributed to the Members in the same manner in which non-liquidating distributions are made in accordance with Section 5.1.

(b) The distribution of cash or property to a Member in accordance with the provisions of this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and its share of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Delaware LLC Act. No Member shall be required to make any Capital Contribution to the Company to enable the Company to make the distributions described in this Section 9.2. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(c) On completion of such final distribution, the liquidator shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate.

9.3 Allocations and Distributions During Period of Liquidation. During the period commencing on the first day of the Allocation Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 9.2, the Members shall continue to share Net Income, Net Loss and other items of Company income, gain, loss, or deduction in the manner provided in ARTICLE 5 but no distributions shall be made pursuant to Section 5.1 after the day on which the Dissolution Event occurs.

ARTICLE 10.

TRANSFERS

10.1 Permitted Transfers. A Member may only Transfer all or any portion of its Membership Interest if such Transfer complies with the conditions and restrictions set forth in Section 10.2. Any Transfer that complies will Section 10.2 will be a “Permitted Transfer”.

10.2 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 10.1 hereof unless and until the following conditions are satisfied:

(a) All Members of the Company have consented to such Transfer.

(b) The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate to effectuate such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

(c) Such Transfer will be exempt from all applicable registration requirements and will not violate any Applicable Laws regulating the Transfer of securities, and the transferor shall provide an Opinion of Counsel to such effect.

(d) The Company and the other Members shall provide to such counsel any information available to the Company or to such other Members, as the case may be, and relevant to any such required Opinions of Counsel.

(e) With respect to any Transfer, such Opinions of Counsel as the Board of Directors, in its reasonable discretion, may require.

(f) The transferor and its transferee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Transfer and the admission of the transferee as a Member, including the legal fees, if any, incurred in connection with the legal opinions referred to in Section 10.2.

10.3 Prohibited Transfers.

(a) Any purported Transfer of a Membership Interest that is not a Permitted Transfer shall, to the fullest extent permitted by law, be null and void and of no force or effect whatever. If the Company is required to recognize a Transfer that is not a Permitted Transfer, the rights with respect to the Transferred Membership Interest shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or Liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company.

(b) In the case of a Transfer or attempted Transfer of a Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all Liability and damages that the Company or any of such indemnified Members may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.4 Exit Events.

(a) If an Exit Event occurs with respect to a particular Member, the Company will have the option, exercisable only upon an affirmative vote of all Members other than the Member subject to such Exit Event, to purchase the Membership Interest subject to the Exit Event in accordance with the provisions of this Section 10.4. Such option must be exercised by delivering written notice of exercise to the applicable Member or the applicable Member’s executor, trustee, personal representative, guardian, successor, or other similar representative, as applicable, within sixty (60) days after the Company receives actual notice of the Exit Event. Any Membership Interest so purchased by the Company will be immediately redeemed and extinguished by the Company.

(b) If the purchase option provided for in this Section 10.4 is exercised, the purchase price for the purchased Membership Interest will be the Exit Price. The Company will pay the purchase price to the applicable Member or the applicable Member’s executor, trustee, personal representative, guardian, successor, or other similar representative, as applicable, and an appropriate assignment of the Membership Interests being sold shall be executed and delivered by the appropriate party, to the Company, free and clear of all encumbrances, upon payment of the Exit Price.

(c) If the Company does not exercise the option described in this Section 10.4, the Membership Interest subject to the Exit Event may be transferred to a non-Member, but no such Transfer will be a Permitted Transfer, and the transferee thereof will be an unadmitted assignee in accordance with Section 10.5.

10.5 Rights of Unadmitted Assignees. A Person who acquires a Membership Interest but who is not admitted as a substituted Member under Section 10.6 shall be entitled only to allocations and distributions with respect to such Membership Interest in accordance with this Agreement, and, to the fullest extent permitted by law, shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights (including voting rights) of a Member under the Delaware LLC Act or this Agreement.

10.6 Admission of Substituted Members. Subject to the other provisions of this ARTICLE 10, a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the following conditions:

(a) The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

(b) The transferee of a Membership Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member before the Transfer) shall, by written instrument, (i) accept and adopt the terms and provisions of this Agreement, including this ARTICLE 10 and (ii) assume the obligations of the transferor Member under this Agreement with respect to the Transferred Membership Interest. The transferor Member shall be released from all such assumed obligations except (x) those obligations or Liabilities of the transferor Member arising out of a breach of this Agreement by the transferor Member and (y) in the case of a Transfer to any Person other than a Member, those obligations or Liabilities of the transferor Member based on events occurring, arising, or maturing before the date of Transfer; and

(c) The transferee and transferor shall each execute and deliver such other instruments as the Board reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate of Formation or any other instrument filed with the State of Delaware or any other state or Governmental Authority.

ARTICLE 11.

GENERAL PROVISIONS

11.1 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by reputable air courier service with charges prepaid or mail or by facsimile or other electronic transmission. Any notice, request or consent given under this Agreement will be deemed effective (i) with respect to a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient, on the next Business Day, and (ii) in all other instances, upon receipt by the Person to receive it. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses set forth on Exhibit A, or to such other address given for that Member as that Member may specify by notice to the Company and each other Member. Whenever any notice is required to be given by Applicable Law, the Certificate of Formation or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.2 Dispute Resolution.

(a) Scope. The procedures specified in this Section 11.2 shall be the sole and exclusive procedures for the resolution of disputes between the Members arising out of or relating to this Agreement; provided, however, that a Member may file a complaint for statute of limitations and/or to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary. Despite such action, the Members will continue to participate in good faith in the procedures specified in this Section 11.2. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 11.2 are pending. The Members will take such action, if any, required to effectuate such tolling. Mediators and arbitrators shall have experience relevant to the subject matter of the dispute before them.

(b) Negotiation. The Members shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. If any Member is a corporation, limited liability company, partnership, or other entity, such Member’s negotiations shall be conducted by management representatives who have authority to settle the controversy and who are at least one level above the persons with direct responsibility for administration of this Agreement and who have been unsuccessfully involved with the dispute up to this point. Any Member may give the other Member written notice of any dispute (“Notice of Dispute”). Within twenty (20) days after delivery of the Notice of Dispute, the receiving Member(s) shall submit to the other a written response. The notice and the response shall include (i) a statement of each Member’s position and a summary of arguments supporting that position, and (ii) if applicable, the name and title of the officer or executive who will represent that Member and of any other person who will accompany such officer or executive. Within ten (10) days after delivery of the written response, the representatives of both Members shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c) Mediation. If the dispute has not been resolved within ten (10) days of the meeting of the Members (or their representatives), or if the Members fails to meet within thirty (30) days of the Notice of Dispute, and the Members do not otherwise agree to extend the time for negotiation, any Member may initiate mediation of the dispute by giving the other Member written notice setting forth such Member’s request to submit the dispute to mediation. The mediation shall be conducted in accordance with the mediation procedure for the International Institute for Conflict Prevention and Resolution (the “CPR”) then currently in effect. The Members shall have ten (10) days from the date the mediation notice is received to agree upon a mediator. If the Members are unable to agree, the mediator will be selected by CPR on motion by either Member. The mediation shall be conducted in Tulsa, Oklahoma. Each Member shall bear its proportionate share of the costs of the mediation (determined in accordance with the number of parties involved, not by the Member’s respective percentage Membership Interests), except that each Member shall bear the costs of its discovery and preparation, attorneys, experts, and witnesses. All mediations under this Section 11.2(c) are confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence.

(d) Arbitration. Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved through the procedures provided in subsections (b) or (c) above, shall be finally resolved by arbitration in accordance with the rules for non-administered arbitration of the International Institute for Conflict Prevention and Resolution (the “CPR Rules”) then currently in effect. Either Member may initiate such arbitration proceedings within fifteen (15) days after the initial mediation session, to the extent the Members have not otherwise agreed to extend the time for mediation or resolved the dispute. The arbitration shall be conducted by (i) by a sole arbitrator if the dispute involves less than $500,000, and (ii) by a panel of three independent and impartial arbitrators if the dispute involves in excess of $500,000. All arbitrators shall be agreed upon by the Members or, failing such agreement, shall be appointed under the CPR Rules. The arbitration will proceed in accordance with the CPR Rules and shall be conducted in Tulsa, Oklahoma. The Members agree that any arbitration shall be kept confidential and any element of such arbitration (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the Members, their counsel and any persons necessary to conduct the arbitration, except as may be required in recognition and enforcement proceedings, if any, or in order to satisfy disclosure obligations imposed by any Applicable Law. The Members agree to cooperate in providing each other with all discovery, including but not limited to the exchange of documents and depositions reasonably related to the issues in the arbitration. If the Members are unable to agree on any matter relating to such discovery, any such difference shall be determined by the arbitrators. The award of the arbitrators shall be final and binding upon the Members, and shall not be subject to any appeal or review. Judgment upon the award may be obtained and entered in any federal or state court of competent jurisdiction.

(e) Each Member is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

11.3 Entire Agreement; Superseding Effect. Effective as of the Effective Time (but not for any period before the Effective Time), this Agreement together with all attached Exhibits, shall constitute the entire agreement of the Members and their respective Affiliates relating to the subject matter hereof and shall supersede all prior contracts or agreements with respect to such subject matter, whether oral or written.

11.4 Effect of Waiver or Consent. Except as provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Except as provided in this Agreement, failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.5 Amendment or Restatement. This Agreement may be amended or restated only by a written instrument executed by all Members.

11.6 Binding Effect. This Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

11.7 Governing Law. This agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to any conflicts of law principles that would apply the law of any other jurisdiction.

11.8 Jurisdiction. Subject to Section 11.2, any and all claims arising out of, in connection with or in relation to (i) the interpretation, performance or breach of this Agreement, or (ii) any relationship before, at the time of entering into, during the term of, or upon or after expiration or termination of this Agreement, between the Members, shall be brought in any court of competent jurisdiction in the [State of Delaware]. Each Member unconditionally and irrevocably consents to the exclusive jurisdiction of any such court over any claims and waives any objection that such party may have to the laying of venue of any claims in any such court.

11.9 Third-Party Beneficiaries. The Members agree that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee. Except as provided in the preceding sentence, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any Person other than the Members.

11.10 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

11.11 Offset. Whenever the Company is to pay any sum to any Member, any amounts that a Member owes the Company may be deducted from that sum before payment.

11.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

[SIGNATURE PAGES ATTACHED]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first above written.

/s/ Charles R. Olmstead
Charles R. Olmstead

/s/ S. Craig George
S. Craig George

/s/ Jeffrey R. Olmstead
Jeffrey R. Olmstead

SIGNATURE PAGE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREMENT

MID-CON ENERGY GP, LLC